ADVISORY BOARD MEMBER CONSULTING AGREEMENT
THIS ADVISORY BOARD MEMBER CONSULTING AGREEMENT ("Agreement") is made as of January 23, 2018, by and between Qrons Inc., a Wyoming corporation having an address at 777 Brickell Avenue, Suite 500, Miami, Florida, 33131 (the "Company"), and Pavel Hilman an individual with an address at ___________________________ (the "Advisor"). The Company and the Advisor may be referred to herein individually as "Party" or collectively, as "Parties."
R E C I T A L:
        As part of its ongoing program of research and business development, the Company desires to retain distinguished scientists and other qualified individuals to advise the Company with respect to its technology and business strategy and to assist it in the research, development and analysis of the Company's technology and products. In furtherance thereof, the Company desires to retain Advisor as a member of its Advisory Board as described below, and the Company and Advisor desire to enter into this Agreement to effect such retention.

NOW, THEREFORE, in consideration of the covenants hereinafter stated, the Parties agree as follows:
                               1. Advisory Board and Consulting Services.  Advisor shall provide general consulting services to Company (the "Services") as a member of its Advisory Board  ("AB"). As a member of the AB, Advisor agrees to provide the Services as follows: (a) attending meetings of the Company's AB; (b) performing the duties of a AB member at such meetings, as established from time to time by the mutual agreement of the Company and the AB members, including without limitation meeting with Company employees, consultants and other AB members, reviewing goals of the Company and assisting in developing strategies for achieving such goals, and providing advice, support, theories, techniques and improvements in the Company's scientific research, product and business development activities; and (c) providing consulting services to Company at its request, including a reasonable amount of informal consultation over the telephone or otherwise as requested by Company. Advisor's consultation with Company will involve services as scientific, technical, legal and business advisor to the Company and its senior team as needed with respect to the field of neuronal injuries and neuro degenerative diseases ("the "Field") and requires the application of unique, special and extraordinary skills and knowledge that Advisor possesses in the Field.

2. AB Consulting Compensation;

a: In consideration for entering into this Agreement and the Services rendered to the Company, the Company shall grant to Advisor Ten Thousand (10,000) shares of the common stock of the Company. The shares are subject to terms and provisions of the 2016 Stock Option and Stock Award Plan of the Company.

b: In addition to the shares granted to Advisor, in subsection section a: above, the Company shall grant Advisor such additional shares as the parties mutually agree in consideration of such future services to be performed by Advisor.

3. Proprietary Rights.

a. Proprietary Rights Created Outside of Performance of Services.  Any and all inventions, discoveries, processes, ideas, methods, designs and know-how, whether or not patentable, which Advisor may conceive or make either alone or in conjunction with others, prior to the term of this Agreement or during the term of this Agreement that were not developed in connection with the Services performed hereunder, shall remain the exclusive property throughout the world of Advisor.

b. Proprietary Rights Created in Performance of Services.  All work arising from the Services performed hereunder and all materials and products developed or prepared for Company by Advisor in connection with the Services performed hereunder are the exclusive property throughout the world of Company, and all right, title and interest therein shall vest in Company.  All documentation and other copyrightable materials developed or prepared by Advisor in connection with the Services performed hereunder shall be deemed to be "works made for hire" in the course of the Services rendered hereunder.  To the extent that title to any works arising from the performance of the Services hereunder may not, by operation of law, vest in Company, or such works may not be considered "works made for hire," all right, title and interest therein, including, without limitation, all copyrights, are hereby irrevocably assigned to Company.  Any and all inventions, discoveries, processes, ideas, methods, designs and know-how, whether or not patentable, which Advisor may conceive or make either alone or in conjunction with others, during the term of this Agreement, which in any way pertain to or are connected with the Services, shall be the sole and exclusive property throughout the world of Company; and Advisor, whenever requested to do so by Company or any subsidiary and/or affiliate thereof, at Company's expense, and without further compensation or consideration, shall promptly execute any and all applications, assignments and other instruments and perform such acts which Company shall deem necessary or advisable in order to apply for and obtain copyrights, letters, patent and other applicable statutory protection throughout the world for said inventions, ideas and discoveries, and in order to assign and convey to Company the sole and exclusive right, title and interest throughout the world in and to said inventions, discoveries, processes, ideas, methods, designs and know-how, or any applications, copyrights or patents thereof.

                         4. Confidentiality.  All inventions, ideas and discoveries which shall become Company's property pursuant to Paragraph 3 hereof shall be held secret and confidential by Advisor.  Further, during and after the performance by Advisor of the Services and the term of this Agreement, Advisor will not use or disclose or allow anyone else to use or disclose to any third party any "Confidential Information" (as defined below) relating to Company, its products, its research and development, its supplies or customers and the Services to be provided hereunder except as may be necessary in the performance of the Services or as may be authorized in writing in advance by an appropriate officer of Company.  Advisor acknowledges that the foregoing limitation expressly prohibits any use or disclosure of any Confidential Information by Advisor pursuant to lectures or scientific or technical papers or publications.  "Confidential Information" includes any trade secrets, confidential information, knowledge, data or other information of Company relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies or other subject matter pertaining to any business of Company or any clients, customers, Advisors, licensees or affiliates.  "Confidential Information" shall not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of Advisor.  All written information, drawings, documents and other materials prepared by Advisor in the performance of the Services hereunder shall be Company's sole and exclusive property, and will be delivered to Company upon expiration or termination of this Agreement, together with all Confidential Information, if any, that may have been furnished to Advisor hereunder.

5. Other Agreements.  Advisor hereby represents that Advisor is not a party to any other agreements or commitments that would hinder or conflict with Advisor's performance of the Services, other than those disclosed to Company in advance of the execution of this Agreement.

6. Term and Termination.  This Agreement shall commence on the date hereof and, unless earlier terminated as provided below, shall continue until one (1) year from the date hereof and shall automatically renew for additional one (1) year periods for up to two (2) subsequent years unless terminated earlier in accordance with the terms of this Agreement.  Either party shall have the right to terminate this Agreement without cause upon thirty (30) days' prior written notice to the other party.  The provisions of Paragraphs 3 and 4 shall survive and continue after expiration or termination of this Agreement.

7. Independent Contractor.  Advisor is an independent contractor.  Advisor shall not be deemed for any purpose to be an employee or agent of Company, and neither party shall have the power or authority to bind the other party to any contract or obligation.  Company shall not be responsible to Advisor or any governing body for any payroll-related taxes or insurance related to the performance of the terms of this Agreement.

8. Disclosure.  Advisor acknowledges and agrees that Company may publicly disclose that Advisor is a member of Company's Advisory Board and may use biographical information in documentation prepared by the Company, in consultation with Advisor,  as it relates to your being a member of the AB.

9. Restricted Shares. Advisor acknowledges, understands and agrees that the shares of common stock to be issued hereunder have not been registered under the Securities Act of 1933, as amended (the "Act") or under any the securities laws of any state or other jurisdiction, and are "restricted securities" as defined in the Act. Advisor represents and agrees that the shares have been acquired for his own account for investment purposes only and not with a view to the distribution or resale thereof and that he will not distribute, resell or offer the shares or any interest therein unless registered pursuant to the Act, and any applicable state securities laws, or unless an exemption from registration is available thereunder.

10. Indemnification.  The Company shall indemnify and defend the Advisor from any and all third-party claims against Advisor and any costs, losses or expenses related thereto, including any reasonable legal fees and expenses, arising out of his Services or status as an Advisor hereunder, except to the extent such claims arise out of Advisor's deliberate and material misconduct. Provided the Advisor is still acting as an Advisor to the Company, no later than three (3) months prior to the beginning of clinical trials and for a period of six years thereafter the Term, the Company, or any successor to the Company resulting from a change of control, shall use its best and reasonable efforts to keep in place a directors and officers liability insurance policy (or policies) providing comprehensive coverage to the Advisor. The Company shall apply for and use best reasonable commercial efforts to obtain such policy should it be successful in completing an equity raise of  $3 million or more within twelve months from the date hereof..

11. Assignment.  Advisor may not assign any of his obligations hereunder without the prior written consent of Company, which may be withheld in its sole discretion.

12. Notices.  Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision.

13.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14. Modifications.  No modification, amendment, supplement to or waiver of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both Parties.

15. Severability.  In the event any one or more of the provisions of this Agreement is held to be invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unimpaired.

16. Entire Agreement.  This Agreement contains the entire agreement between the Parties, and supersedes any and all prior and contemporaneous oral and written agreements.

                17. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile or electronically via PDF) each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

Qrons INC.	Advisor
Signed by: Jonah Meer, CEO	Signed by: Pavel Hilman
Signature:/s/Jonah Meer	Signature:/s/Pavel Hilman

Commencement Date: January 23, 2018

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